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                                                                    EXHIBIT 23.2

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To The Board of Directors and Shareholders of
The Pantry, Inc.
Sanford, North Carolina

      We consent to the use in this Amendment No. 4 to Registration Statement No. 333-74221 of The Pantry, Inc. of our report on The Pantry, Inc. dated December 18, 1998 (June 4, 1999 as to the first paragraph of Note 12, and which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, in fiscal 1996), appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

      Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of The Pantry, Inc., listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

June 4, 1999